Exhibit 99.1

October 25, 2006

Federal Home Loan Bank of San Francisco Reports Third Quarter Operating Results

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2006 was $140 million, compared to $91 million for the third quarter of 2005. For the first nine months of 2006, the Bank's net income was $387 million, compared to $259 million for the first nine months of 2005.

Net interest income increased $39 million, or 22%, to $217 million for the third quarter of 2006 from $178 million for the third quarter of 2005. Net interest income increased $115 million, or 23%, to $611 million for the first nine months of 2006, from $496 million for the first nine months of 2005. The increases in net interest income were driven primarily by the effect of higher interest rates on higher average capital balances, combined with higher average interest-earning assets outstanding.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, resulted in a net fair value gain of $3 million in the third quarter of 2006 compared to a net fair value loss of $19 million in the third quarter of 2005. Most of the net fair value gain in the third quarter of 2006 and the net fair value loss in the third quarter of 2005 reflected unrealized fair value adjustments.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, resulted in a net fair value gain of $2 million in the first nine months of 2006 compared to a net fair value loss of $39 million in the first nine months of 2005. Most of the $2 million net fair value gain in the first nine months of 2006 reflected net fair value gains on the termination of hedges related to consolidated obligations. Most of the $39 million net fair value loss in the first nine months of 2005 reflected unrealized fair value adjustments.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of September 30, 2006, the cumulative effect of SFAS 133 was a net unrealized gain of $28 million.

During the first nine months of 2006, advances outstanding grew $11.6 billion, or 7%, from $162.9 billion to $174.5 billion. In total, 165 institutions increased their advance borrowings during the first nine months of 2006, while 86 institutions decreased their advance borrowings.

Total assets grew $8.1 billion, or 4%, during the first nine months of 2006, from $223.6 billion to $231.7 billion. In addition to the growth in advances, interest-bearing deposits in banks grew $5.7 billion, or 82%, from $6.9 billion to $12.6 billion. In contrast, Federal funds sold decreased $8.4 billion, or 49%, from $17.0 billion to $8.6 billion.

The dividend rate for the third quarter of 2006 is 5.54% (annualized), up from 4.58% for the third quarter of 2005. The Bank plans to pay the dividend in the form of capital stock on October 27, 2006. The Bank's annualized dividend rate for the first nine months of 2006 is 5.27%, compared to 4.35% for the first nine months of 2005. The increases in the dividend rate reflect a higher yield on invested capital, partially offset by higher REFCORP and AHP assessments and a lower net interest spread on the Bank's mortgage loan and mortgage-backed securities portfolio during the third quarter of 2006 and the first nine months of 2006 compared to the same periods in 2005.

Financial Highlights
(Unaudited)
(Dollars in millions)	Sept. 30, 2006	Dec. 31, 2005	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$231,719	$223,602	4%
Advances	174,538	162,873	7
Mortgage Loans	4,775	5,214	(8)
Held-to-Maturity Securities	29,824	29,691	--
Interest-Bearing Deposits
in Banks	12,568	6,899	82
Federal Funds Sold	8,600	16,997	(49)
Consolidated Obligations:
Bonds	197,711	182,625	8
Discount Notes	19,653	27,618	(29)
Capital Stock -- Class B --
Putable	10,301	9,520	8
Total Capital	10,437	9,648	8

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Percent Change	Sept. 30, 2006	Sept. 30, 2005	Percent Change
Operating Results
Net Interest Income	$217	$178	22%	$611	$496	23%
Other (Loss)/Income	(3)	(35)	(91)	(19)	(85)	(78)
Other Expense	23	19	21	65	58	12
Assessments	51	33	55	140	94	49
Net Income	$140	$91	54%	$387	$259	49%

Other Data
Net Interest Margin	0.38%	0.34%	12%	0.36%	0.34%	6%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	--	0.03	0.03	--
Return on Assets	0.24	0.17	41	0.23	0.17	35
Return on Equity	5.59	4.03	39	5.23	4.05	29
Annualized Dividend Rate	5.54	4.58	21	5.27	4.35	21
Dividend Payout Ratio[1]	97.54	111.38	(12)	98.76	105.24	(6)
Capital to Assets Ratio[2]	4.55	4.34	5	4.55	4.34	5
Duration Gap (in months)[3]	1	1	--	1	1	--

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)

(Dollars in millions)	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005
Selected Balance Sheet Items at Period End
Total Assets	$231,719	$233,750	$227,213	$223,602	$211,760
Advances	174,538	167,356	164,004	162,873	152,956
Mortgage Loans	4,775	4,928	5,079	5,214	5,408
Held-to-Maturity Securities	29,824	30,825	29,963	29,691	28,823
Interest-Bearing Deposits
in Banks	12,568	16,519	9,195	6,899	4,946
Federal Funds Sold	8,600	12,306	16,244	16,997	17,188
Consolidated Obligations:
Bonds	197,711	187,769	198,305	182,625	173,790
Discount Notes	19,653	29,325	14,541	27,618	24,873
Capital Stock -- Class B --
Putable	10,301	10,049	10,007	9,520	9,025
Total Capital	10,437	10,181	10,135	9,648	9,149

Quarterly Operating Results
Net Interest Income	$217	$201	$193	$187	$178
Other (Loss)/Income	(3)	(6)	(10)	(15)	(35)
Other Expense	23	21	21	23	19
Assessments	51	46	43	39	33
Net Income	$140	$128	$119	$110	$ 91

Other Data
Net Interest Margin	0.38%	0.36%	0.34%	0.35%	0.34%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.03	0.04	0.03
Return on Assets	0.24	0.23	0.21	0.20	0.17
Return on Equity	5.59	5.23	4.87	4.70	4.03
Annualized Dividend Rate	5.54	5.22	5.03	4.67	4.58
Dividend Payout Ratio1	97.54	98.09	100.93	97.59	111.38
Capital to Assets Ratio2	4.55	4.39	4.48	4.34	4.34
Duration Gap (in months)3	1	1	1	1	1

1     This ratio is calculated as dividends declared per share divided by net income per share.
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com